Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 2, 2025, except for the effects of the one-for-5.92 reverse stock split described in Note 6, as to which the date is January 9, 2026, and except for the effects of the restatement described in Note 2, as to which the date is March 11, 2026, with respect to the financial statements of Lakewood-Amedex Biotherapeutics Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Tampa, Florida

September 18, 2026